                                   EXHIBIT 5.1

                INTERNAL REVENUE SERVICE LETTER OF DETERMINATION

                                                      DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
P.O. Box 2508
Cincinnati, OH 45201
                                        Employer Identification Number:
                                          33-0780371
Date:   October 11, 2001                DLN:
                                          17007075006001
VIB CORP                                Person to Contact:
C/O KEVIN G. LONG                         MARGO FLETCHER       ID# 95063
CHANG, RUTHENBERG & LONG LC             Contact Telephone Number:
2377 GOLD MEADOW WAY STE. 250             (877) 829-5500
GOLD RIVER, CA 95670-0000               Plan Name:
                                          VIB CORP 401K Plan

                                        Plan Number: 001

Dear Applicant:

      We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

      Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1 (b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

      The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publications 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated 9/17/01. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

      This determination also applies to the proposed amendments dated 10/3/01.

      This determination letter is applicable for the amendment (s) executed on 12/21/99.

      This letter considers the changes in qualification requirements made by the Uruguay Round Agreement Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L 105-206, and the Community Renewal Tax Relief Act of 2000, Pub.
L. 106-554.

      The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

VIB CORP
Page 2


      If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely Yours,

                                        /s/ Paul T. Schultz

                                        Paul T. Schultz
                                        Director,
                                        Employees Plans Rulings & Agreements

Enclosures:
Publication 794


                                      -9-